UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2015

Location Based Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

The information in Item 5.03 with respect to the Certificate of Designation of Series A Preferred Stock and the Articles of Amendment of Location Based Technologies, Inc. (the “Company”) is hereby incorporated by reference.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On July 13, 2015, upon approval by the Board of Directors, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation (“Certificate of Designation”) of Series A Preferred Stock (the “Series A Preferred Stock”) to designate 1 share of $.001 par value per share Series A Preferred Stock of the Company. The only right designated to the Series A Preferred Stock is 51% of the total votes that are for an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock of the Company (“Common Stock”) from 300,000,000 to 450,000,000 shares in order to meet existing contractual and operational requirements (the “Articles of Amendment”). Upon the increase in authorized shares, Series A Preferred Stock automatically converts into one share of Common Stock.

David M. Morse, our President and Chief Executive Officer, was issued the sole share of the Series A Preferred Stock. On July 13, 2015, upon recommendation and approval by the Board of Directors of the Company, Mr. Morse, as the sole holder of the Series A Preferred Stock, approved the Articles of Amendment. As a result, the Company now is authorized to issue a total of 450,000,000 shares of Common Stock.

The foregoing summary is qualified in its entirety by reference to the Certificate of Designations and the Articles of Amendment filed herewith as Exhibit 3.1 and Exhibit 3.2 respectively.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

3.1	Certificate of Designation of the Company’s Series A Preferred Stock, filed with the State of Nevada on July 13, 2015.

3.2	Certificate of Amendment to the Articles of Incorporation of the Company, filed with the State of Nevada on July 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: July 17, 2015	By:	/s/ David M. Morse
David M. Morse
President and Chief Executive Officer